Exhibit 99.40

Date	Security	Transaction Type	Price per Share	Number of Shares
02/23/2011	Common Stock	Acquisition (conversion from Class A Debenture)	$10.34	5,810,058
02/23/2011	Common Stock	Sale pursuant to February 2011 Underwriting Agreement	$15.91	23,950,000